Exhibit 10.2

IBM Board of Directors

Amended and Restated

Deferred Compensation and Equity Award Plan

Amendment No. 2

Instrument of Amendment

International Business Machines Corporation (“IBM”) has established and maintains the Amended and Restated Deferred Compensation and Equity Award Plan, as amended from time to time (the “Plan”).

In accordance with Article X of the Plan, the Board has reserved the right to amend the Plan at any time and from time to time.

The Board amended and restated the Plan effective as of January 1, 2014 and further amended the Plan effective as of January 30, 2018.

The Board has determined to further amend the Plan, in the manner set forth in this Instrument of Amendment, effective upon adoption, except as otherwise set forth herein.

Amendment:

1.	Article II(a) is amended to read in its entirety as follows:

“(a)Promised Fee Share Percentage

A percentage of the annual retainer fees to be earned by each Outside Director (“Fees”), such percentage to be determined by the Board or the Committee (as defined in ARTICLE IV(a)(i)) prior to the end of the then current Election Term (as defined in ARTICLE II(d)), shall be paid as a promise by IBM to deliver Shares (“Promised Fee Shares”) pursuant to ARTICLE VI hereof (such percentage, the “Promised Fee Share Percentage”). The Payment of such Promised Fee Shares shall be deferred until the Outside Director ceases to be a member of the Board. Effective as of the date of the adoption of Amendment No. 2 to this Plan, dated as of December 13, 2022, the Promised Fee Share Percentage shall be 63% until the Board or the Committee adopts a new Promised Fee Share Percentage.”

2.	Article II(b) is amended to read in its entirety as follows:

“(b)Remaining Fees

An Outside Director may elect to defer receipt of all or any portion of the remaining percentage of the Fees by providing such election to the Secretary of IBM (“Secretary”) on a Deferral Election Form supplied by the Secretary (“Deferral Election”). The Outside Director’s election must specify (i) the portion of such Fees to be deferred and (ii) the choice of deferral in cash and/or Promised Fee Shares.”

3.The first paragraph of Article II(d) is amended to read in its entirety as follows:

“(d)Duration of Deferral Election

Each Deferral Election is irrevocable with respect to the then current Election Term. Any modification or termination of a Deferral Election by an Outside Director must be made in writing to the Secretary of IBM at least 30 days prior to the end of the then current Election Term (or such later date prior to the end of the then current Election Term as determined by the Board or the Committee) and will become effective for the subsequent Election Term. A Deferral Election shall continue from Election Term to Election Term unless the Outside Director submits either (i) a written request to modify or terminate the Deferral Election or (ii) a new Deferral Election Form.”